Exhibit (a)(1)(E)

WITHDRAWAL FORM

Withdrawal Form and Instructions

LAMAR ADVERTISING COMPANY

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

WITHDRAWAL FORM

You should submit this Withdrawal Form only if you previously submitted an Election Form in connection with this offer and you now no longer wish to exchange some or all of the eligible options you previously elected to exchange. To withdraw some or all of your options from the exchange, you must complete, sign, date and deliver this Withdrawal Form by 5:00 p.m., Central Time, on July 1, 2009 (unless we extend the offer). Please read and follow the attached instructions to this Withdrawal Form.

Please check the appropriate box:

☐	I withdraw all my options from the exchange. I understand that I will not be exchanging any of my eligible options for new options.
OR
☐	I do not wish to participate in the offer to the extent indicated in my previous Election Form. I still wish to exchange those options that I previously elected to exchange that I have not listed below.
I withdraw from the exchange the following options:

Grant Number(s):	Grant Date(s):

(Attach additional sheet(s) if necessary)

Please sign this Withdrawal Form and print your name exactly as your name appears on the Election Form.

Participant Signature	Date

Participant Name (please print)

THIS WITHDRAWAL FORM, WHETHER SUBMITTED BY E-MAIL, FAX OR HAND DELIVERY, MUST BE RECEIVED NO LATER THAN 5:00 P.M., CENTRAL TIME, ON JULY 1, 2009.

INTEROFFICE, U.S. MAIL OR OTHER POST, AND OVERNIGHT DELIVERY SERVICE
(SUCH AS FEDERAL EXPRESS) ARE NOT PERMITTED.

LAMAR ADVERTISING COMPANY

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Withdrawal of Options from the Exchange.

You may withdraw some or all of the options that you previously elected to exchange, provided that if you want to withdraw any options, you must withdraw all options subject to the same option grant. To withdraw some or all of these options, you must deliver a valid Withdrawal Form while you still have the right to withdraw the options. Your withdrawal right will end at 5:00 p.m., Central Time, on July 1, 2009, unless: (a) we extend the offer, in which case you may withdraw your options at any time until the extended expiration date; or (b) we have not accepted your tendered options by 5:00 p.m., Central Time, on July 30, 2009 (or any extended expiration date), in which case you may withdraw your options at any time thereafter.

2.	Delivery of the Withdrawal Form.

To withdraw options from the exchange, you must deliver to Lamar a completed Withdrawal Form before 5:00 p.m., Central Time, on July 1, 2009, by completing an Election Form and delivering it to us via:

•	E-mail to dwatson@lamar.com (attaching a PDF or similar imaged document file of your Election Form);

•	Fax to Debra Watson at (225) 926-1192; or

•	Hand-delivery to Debra Watson at Lamar.

Only Withdrawal Forms that are properly completed and actually received by the deadline will be accepted. The delivery of the Withdrawal Form and any other required documents is at your risk. Delivery will be deemed made only when actually received by Lamar. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Withdrawal Form by e-mail within two (2) business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Withdrawal Form has been received. Withdrawal forms submitted by any other means than those set forth above, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

3.	Deciding to Participate After Withdrawing.

If you withdraw some or all of your options from the exchange, you may again elect to exchange the withdrawn options at any time before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new Election Form prior to the expiration of the offer in accordance with all of the requirements set forth in the instructions to the Election Form.

Your new Election Form must include the required information regarding all of the options you want to exchange and must be clearly dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of a new, properly submitted Election Form, any previously submitted Election Form or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

4.	Signatures on this Withdrawal Form.

Withdrawal forms must be signed by the person holding the options or another person with the legal authority to act on behalf of the person holding the options. If this Withdrawal Form is signed by the person holding the options, the signature must correspond with the name as written on the Election Form. If your name has been legally changed since you signed the Election Form, please submit proof of the legal name change.

If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Lamar of the authority of that person to act in that capacity must be submitted with this Withdrawal Form.

5.	Other Information on this Withdrawal Form.

In addition to signing the Withdrawal Form, you must print your name and date the form.

6.	Requests for Assistance or Copies.

Any questions and any requests for copies of the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”) or other forms may be directed to Debra Watson, by e-mail at dwatson@lamar.com or telephone at (800) 235-2627 (ext. 339), or Tammy Duncan, by e-mail at tduncan@lamar.com or telephone at (800) 235-2627 (ext. 254). Copies will be furnished promptly at Lamar’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, including time of receipt, of any Withdrawal Form. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Withdrawal Form that we determine is not in appropriate form or that we determine is unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities any Withdrawal Form, nor will anyone incur any liability for failure to give any notice.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Kevin P. Reilly, Jr. dated June 3, 2009 before deciding to withdraw your participation in this offer.

9.	Important Tax Information.

You should refer to Section 15 of the Offer to Exchange, which contains important tax information. We strongly recommend that you consult with your personal financial, legal and/or tax advisors with respect to the federal or non-U.S., state and local tax consequences of participating or not participating in this offer.

* * *